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Exhibit 24.1


                         CONSENT OF INDEPENDENT AUDITORS



Board of Directors
Strategic Diagnostics Inc.:



We consent to incorporation by reference in the registration statements (Nos. 33-20421, 333-21211 and 333-68107) on Form S-8 of Strategic Diagnostics Inc. of our report dated February 9, 2001, relating to the consolidated balance sheets of Strategic Diagnostics Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Strategic Diagnostics Inc.



KPMG LLP




Philadelphia, Pennsylvania
March 29, 2001